Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

November 30th, 2010
Calgary, AB
Contact: Cory Gelmon: 310.909 -3830

AVITAR, INC. JV AGREEMENT WITH JOHNNY FAMOUS SHOES UPDATE

CALGARY, AB –(NEWSFILE)—Avitar, Inc (AVTI) is pleased to announce that the production of footwear that the company has invested in has been partially shipped and is currently in San Diego. Johnny Famous Shoes, Inc. (“Johnny’s) advises the remainder of the production run that Avitar has invested in should be shipped to its New Jersey facility this coming Friday, December 3rd.

Due to various production delays, Johnny Smith, of Johnny’s has advised Avitar that they have lost some of their orders from the Christmas season, but these lost orders are already being replaced with new orders for delivery in the new year. Mr. Smith has reassured Avitar that the demand for the product remains strong and that notwithstanding the lost orders, the entire production run should nevertheless be sold by early January.

Doran Santiago Ramos, Johnny’s head of sales and marketing has just returned from the production facility in Mexico and has advised that quality control has been met and that shipping should be completed by the end of this week.

About Avitar, Inc.:

Avitar, Inc. is a publicly traded holding company now focusing on investing in and building a network of joint venture interests, or, as the situation may require, operating subsidiaries. These joint ventures or subsidiaries are or will be engaged in various innovative businesses. Currently the company’s joint venture interest with Johnny Famous Shoes, Inc. provides Avitar with its entry into its new business model.

This Press Release contains or incorporates by reference forward looking statements including certain information with respect to plans and strategies of Avitar, Inc. For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes”, “suggests”, “anticipates”, “plans”, “expects”, and similar expressions are intended to identify forward looking statements. There are a number of events or actual results of Avitar, Inc. operations that could differ materially from those indicated by such forward looking statements.